EXHIBIT 21.1

                   SUBSIDIARIES OF THE SPORTS AUTHORITY, INC.

         The following subsidiaries are 100% owned by The Sports Authority, Inc. unless otherwise indicated:

1.       OSR, Inc. (a Delaware Corporation)

2.       Authority International, Inc. (a Delaware Corporation)

3.       The Sports Authority Canada, Inc. (an Ontario, Canada Corporation)

4.       The Sports Authority Florida, Inc. (a Florida Corporation)

5.       The Sports Authority Michigan, Inc. (a Michigan Corporation)

6.       Mega Sports Co., Ltd. (Joint Venture between The Sports Authority, Inc.
         - 51% and JUSCO Co., Ltd. - 49%) (Organized under the laws of Japan)
         (1)

7.       The Sports Authority Puerto Rico, Inc. (a Puerto Rico Corporation)

(1) Effective March 26, 1999, the Company's ownership interest in this company was reduced to 19%.